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                                                                    EXHIBIT 10.2



                       RESEARCH AND DEVELOPMENT AGREEMENT

        This Research and Development Agreement (the "Agreement") is made as of the ____ day of ________, 1998 between Allergan, Inc., a Delaware corporation ("Allergan"), and Allergan Specialty Therapeutics, Inc., a Delaware corporation ("ASTI").

                                   BACKGROUND

        A. ASTI has been formed for the purpose of research and developing human pharmaceutical products, including products using Allergan Technology (as defined below) and commercializing such products, most likely through licensing to Allergan.

        B. Allergan is engaged in the business of performing research, development, marketing, manufacture and distribution of therapeutic and prophylactic products.

        C. ASTI desires that Allergan perform, on behalf of ASTI, research and development activities directed toward the research and development of ASTI Products (as defined below) and related activities.

        Now, therefore, the parties agree as follows:

1.      DEFINITIONS.

        For the purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

        1.2 "Allergan Technology" shall mean all Proprietary Rights licensed and/or sublicensed by Allergan and/or its Affiliates pursuant to the Technology License Agreement.

        1.3 "ALRT" shall mean Allergan Ligand Retinoid Therapeutics, Inc, a Delaware corporation.

        1.4 "ASTI Product" shall mean any dosage form of a compound which is the subject of research and development as a potential human pharmaceutical product which has been recommended by Allergan and accepted by ASTI's Board of Directors for




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development as such under this Agreement. Such recommendations may be made on a
Field of Use basis. The following compounds have been selected as the initial ASTI Products as of the date hereof: (i) Tazarotene (oral), (ii) Memantine,
(iii) AGN 4310 and (iv) a compound to be selected from the RAR alpha-selective agonist class of retinoid compounds for the treatment of various cancers.

        1.5 "Available Funds" shall mean, as of any date of determination, $200 million plus any investment income earned thereon less (a) the aggregate amount of all Research and Development Costs paid or incurred by ASTI as of such date,
(b) ASTI's aggregate reasonable ongoing administrative expenses paid or incurred as of such date and, (c) the aggregate amount of all Technology Fee payments paid or incurred by ASTI as of such date.

        1.6 "Developed Technology" shall mean Proprietary Rights that (a) are first generated, conceived or reduced to practice, as the case may be, by Allergan or by any third party in the course of performing activities undertaken pursuant to this Agreement or (b) are, in any manner, acquired by, or otherwise obtained on behalf of, ASTI during the term of this Agreement from persons other than Allergan and are necessary or useful to the research, development or commercialization of ASTI Products or Pre-Selection Products.

        1.7 "Developed Technology Product" shall mean any product (other than an ASTI Product) (i) covered, at the time of sale in a country by one or more unexpired patents issued in such country that are included in Developed Technology and (ii) with respect to which Allergan receives any consideration.

        1.8 "Developed Technology Royalties" shall mean the payments made by Allergan to ASTI with respect to Net Sales of Developed Technology Products.

        1.9 "Distribution" shall mean Allergan's distribution of all of the outstanding shares of Class A Common Stock of ASTI to Allergan stockholders of record on ________, 1998.

        1.10 "Distribution Agreement" shall mean the Distribution Agreement dated as of the date hereof between Allergan and ASTI.

        1.11 "FDA" shall mean the United States Food and Drug Administration or any successor agency whose clearance is necessary to market an ASTI Product in the United States.

        1.12 "Field of Use" shall mean a particular disease state or set of related disease states.




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        1.13 "License Option" shall mean the option granted to Allergan pursuant to the License Option Agreement.

        1.14 "License Option Agreement" shall mean the License Option Agreement dated as of the date hereof between Allergan and ASTI.

        1.15 "Major Market Country" shall mean any of the following countries:
United States, France, Germany, Italy, Japan or the United Kingdom.

        1.16 "Net Sales" shall mean, with respect to any Licensed Product, Developed Technology Product or Pre-Selection Product, the amount billed by Allergan or its Affiliates to a third party which is not an Affiliate of the selling party (unless such Affiliate is the end user of such product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a third party in an arm's length transaction) for sales of such Licensed Product, Developed Technology Product or Pre-Selection Product to third parties less the following items, as allocable to such Licensed Product, Developed Technology Product or Pre-Selection Product: (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Allergan's or its Affiliate's gross negligence, willful misconduct or fraud),
(iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government mandated rebates.

        1.17 "Pre-Selection Work" shall mean research and pre-clinical development work involving one or more product candidates owned or controlled by Allergan or a third party undertaken in order to determine the suitability of such candidate for research and development by ASTI.

        1.18 "Pre-Selection Product" shall mean a product, other than one which becomes an ASTI Product, for which ASTI funds Pre-Selection Work.

        1.19 "Pre-Selection Product Payments" shall mean the payments made by Allergan to ASTI pursuant to Section 7.4 with respect to Net Sales of Pre-Selection Products.

        1.20 "Product Candidate" shall mean a potential ASTI Product or potential Pre-Selection Product for which Allergan proposes a Work Plan in accordance with Section 2.2.

        1.21 "Product Research and Development Program" shall mean a program to conduct research and development with respect to an ASTI Product.




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        1.22 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications claiming any of the foregoing, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense. Proprietary Rights shall not include trademarks.

        1.23 "Purchase Option" shall mean that certain option contained in ASTI's Restated Certificate of Incorporation pursuant to which Allergan has the right to purchase all of the outstanding shares of ASTI Class A Common Stock.

        1.24 "Research and Development Costs" shall mean the cost of the activities undertaken pursuant to this Agreement, determined in accordance with Exhibit A hereto.

        1.25 "Specialty Royalty Payments" shall mean front-end distribution fees, prepaid royalties or similar one-time, infrequent or special payments from a sublicensee to Allergan with respect to a Licensed Product, a Developed Technology Product or a Pre-Selection Product.

        1.26 "Sublicensing Revenues" shall mean percentage-of-sales payments and Specialty Royalty Payments received by Allergan from sublicensees with respect to a Licensed Product, a Developed Technology Product or a Pre-Selection Product.

        1.27 "Technology Fee" shall mean payments to be made over a maximum period of four (4) years by ASTI to Allergan pursuant to the Technology License Agreement.

        1.28 "Technology License Agreement" shall mean the Technology License Agreement dated as of the date hereof between Allergan and ASTI.

        1.29 "Therapeutic Agent" shall mean a drug, protein, peptide, gene, compound or other pharmaceutically active ingredient.

        1.30 "Work Plan" shall mean a work plan for research and development of a potential ASTI Product or potential Pre-Selection Product including cost estimates.

2.      PRODUCT RESEARCH AND DEVELOPMENT PROGRAM.

        2.1 PRODUCT CANDIDATE IDENTIFICATION PROCESS. On or before March 31, 1998 and at least annually thereafter, Allergan shall provide ASTI with a proposed Work Plan covering activities to be undertaken by Allergan to identify and conduct research and development with respect to Product Candidates for consideration by ASTI under Sections 2.2, 2.3 and, as applicable, Section 2.4. Promptly after Allergan provides ASTI with such proposed Work Plan, ASTI shall notify Allergan of its acceptance or rejection of such proposed Work Plan.




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        2.2    PRODUCT CANDIDATE SELECTION.

               (a) From time to time during the term of this Agreement, Allergan shall present ASTI with Product Candidates recommended by Allergan for research and development as ASTI Products, together with preliminary lifetime plans that provide, for each such Product Candidate, an estimate of the total Research and Development Costs for the Product Research and Development Program for such Product Candidate through FDA review for clearance to market the resulting product, milestones (including the timetable for the development of the resulting product), detailed Work Plans for the first proposed stage of the Product Research and Development Program and any other factors that Allergan deems appropriate to determine whether to recommend the Product Candidate for research and development.

               (b) Promptly after Allergan recommends a Product Candidate for research and development to ASTI, ASTI shall notify Allergan in writing of its acceptance (in whole or in part) or rejection (in whole or in part) of the initial Work Plan included with such recommendation. Upon written acceptance (in whole or in part) of a Work Plan for a Product Candidate under this Section 2.2, such Product Candidate shall be deemed to be an ASTI Product.

               (c) If ASTI fails to accept a recommended Product Candidate for research and development as an ASTI Product within 120 days of recommendation by Allergan, then, subject to Section 7.4, ASTI shall have no rights with respect to such Product Candidate; provided, however, that, at any time during the term of this Agreement, ASTI may request Allergan to perform a Product Research and Development Program for such Product Candidate and Allergan shall undertake its duties with respect to such Product Research and Development Program, all in accordance with this Section 2 and Section 3, unless, at the time of such request, Allergan is then undertaking the research and development of such Product Candidate for its own account or with a third party, or Allergan is otherwise not permitted to undertake such research or development hereunder because of an arrangement with a third party.

        2.3 ASTI PRODUCTS AND PRE-SELECTION WORK. ASTI shall fund the Research and Development Costs under Allergan approved Work Plans in accordance with
Section 4.1 for each of the initial ASTI Products specified in Section 1.4 and for the Pre-Selection Work described in Exhibit B during the period from the date on which ALRT ceased such funding (October 23, 1997) through March 31, 1998. On or before March 31, 1998, Allergan shall provide ASTI with a proposed Work Plan and a lifetime plan for the continued development of each of such initial ASTI Products and such initial Pre-Selection Work. On or before March 31, 1998, ASTI shall notify Allergan in writing of its acceptance (in whole or in part) or rejection (in whole or in part) thereof.




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        2.4 PRE-SELECTION WORK. From time to time during the term of this
Agreement, Allergan may provide ASTI with a proposed Work Plan covering one or more Pre-Selection Work projects with respect to Product Candidates which Allergan designates as Pre-Selection Products. Promptly after Allergan provides ASTI with such proposed Work Plan, ASTI shall notify Allergan of its acceptance (in whole or in part) or rejection (in whole or in part) of such proposed Work Plan. Allergan may propose to ASTI at any time that any Pre-Selection Product (including any Pre-Selection Product relating to the Pre-Selection Work referred to on Exhibit B) become an ASTI Product by complying with the procedures set forth in Section 2.2.

        2.5 PARTIAL ACCEPTANCE. If ASTI accepts or rejects a Work Plan in part, Allergan may either (i) perform the activities under the Work Plan as approved by ASTI or (ii) propose a modified Work Plan to ASTI for approval.

3.      RESEARCH AND DEVELOPMENT PROGRAMS; ALLERGAN SERVICES.

        3.1 PRODUCT DEVELOPMENT--ASTI OBLIGATIONS. Once ASTI accepts a Work Plan for an ASTI Product or a Pre-Selection Work pursuant to Section 2.2, 2.3 or 2.4, ASTI shall use diligent efforts to complete such Work Plan, as amended from time to time. ASTI shall request that Allergan or a third party perform the activities under each such Work Plan; provided, however, that Allergan's prior written consent shall be required for a third party to perform any activities that involve Allergan Technology or that could affect Allergan's rights under any agreement between Allergan and ASTI or Allergan's rights as holder of the Class B Common Stock of ASTI. ASTI shall use diligent efforts to cause each third party other than Allergan (or a third party engaged by Allergan) to perform diligently the activities assigned it under a Work Plan.

        3.2 PRODUCT DEVELOPMENT--ALLERGAN OBLIGATIONS; OTHER ALLERGAN ACTIVITIES. ASTI hereby engages Allergan to perform product identification, evaluation, research, development and related activities in accordance with the tasks assigned to Allergan under the Work Plans accepted under Section 2, and to undertake such other activities as the parties may agree. Allergan diligently shall perform or cause to be performed such activities. In connection therewith, Allergan shall make available such of its scientific and other personnel, and shall take such steps as it deems necessary in order to perform its obligations in accordance with the terms hereof, but Allergan is not obligated to devote any specific amount of time or resources to activities hereunder. Allergan shall have full discretion to determine from time to time the allocation of resources of Allergan (facilities, equipment and personnel) that are available for activities hereunder, and to determine from time to time the allocation of resources of Allergan among such activities. ASTI understands, acknowledges and agrees that Allergan may devote substantial time and resources to research and development activities for other persons and for its own account, and as a result, Allergan may develop and commercialize, or have




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commercialized, products competitive with ASTI Products, Pre-Selection Products and Developed Technology Products.

        3.3 WORK PLANS. The parties understand and acknowledge that it is difficult to predict accurately the activities that will be necessary to complete any Work Plan, including the Research and Development Costs thereof, and that significant uncertainties exist in any product development effort. ASTI and Allergan shall cooperate in good faith to devise mutually acceptable Work Plans for Product Research and Development Programs, Pre-Selection Work, candidate identification activities and such other activities as the parties may agree. Allergan and ASTI shall review each such Work Plan from time to time, and with respect to a Work Plan for an ASTI Product no less often than at the end of each stage of research and development, and shall revise each Work Plan as appropriate such that each Work Plan remains a best estimate of the work to be performed to complete the development objectives identified therein and of the Research and Development Costs thereunder. ASTI shall not be obligated to pay Research and Development Costs in excess of those provided for in approved Work Plans, and Allergan shall not be obligated to perform work which would result in Research and Development Costs exceeding those in approved Work Plans.

        3.4 CONSULTATION. ASTI shall consult with Allergan and shall review with Allergan from time to time the progress toward completion of the activities under the Work Plans for each ASTI Product and Pre-Selection Work, including without limitation, the status in each country for each ASTI Product for which marketing clearance is being sought.

        3.5 THIRD PARTY RIGHTS. Subject to the terms and conditions of this Agreement, ASTI shall have discretion to attempt to obtain, using Available Funds, any Proprietary Rights from any third party that ASTI reasonably determines to be necessary or useful to conduct any Product Research and Development Program, Pre-Selection Work or related activities under this Agreement. Such Proprietary Rights shall be included in the Developed Technology. The costs of obtaining any such Proprietary Rights shall be included in the calculation of Research and Development Costs paid by ASTI pursuant to this Agreement.

        3.6 DEVELOPMENT ASSETS. Allergan shall own and have the right to use any clinical supplies, materials and other assets purchased, manufactured or developed pursuant to approved Work Plans ("Development Assets") and, until such time as the License Option is exercised with respect to the product to which any particular Development Asset pertains, shall use such Development Assets solely in the development of ASTI Products under approved Work Plans.




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        3.7 NO USE OF AVAILABLE FUNDS. After either (i) such time as the License
Option for an ASTI Product in a country expires unexercised as to such country or (ii) an investigational new drug application ("IND") is filed with the FDA with respect to a Pre-Selection Product which has not been recommended by Allergan and accepted by ASTI's Board of Directors as an ASTI Product, no additional Available Funds shall be expended for the research or development of such ASTI Product for sale in such country or such Pre-Selection Product, as applicable.

        3.8 NOTICES. Allergan shall notify ASTI within three business days after Allergan receives notice of clearance to market any ASTI Product in any country. Allergan shall promptly notify ASTI of the first commercial sale of an ASTI Product, Developed Technology Product or Pre-Selection Product in any country.

4.      PAYMENT FOR SERVICES; TIMING OF PAYMENTS.

        4.1 PAYMENT OF RESEARCH AND DEVELOPMENT COSTS. In consideration of the work to be carried out by Allergan hereunder, ASTI shall reimburse Allergan for all Research and Development Costs incurred by Allergan in accordance with accepted Work Plans. ASTI shall also reimburse Allergan for (i) Research and Development Costs incurred with respect to the initial ASTI Products referred to in Section 1.4 and (ii) Pre-Selection Work described in Exhibit B, which costs are incurred from the date on which ALRT ceased such funding (October 23, 1997) through March 31, 1998 in accordance with the Allergan approved Work Plans therefor in effect as of the date hereof.

        4.2 TIMING OF PAYMENTS. ASTI shall pay to Allergan monthly, in arrears, all such Research and Development Costs incurred by Allergan during the preceding calendar month, within 30 days after Allergan's invoice therefor.

        4.3 SUFFICIENCY OF FUNDS. Neither ASTI nor Allergan makes any warranty, express or implied, that Available Funds will be sufficient to complete the development of any or all ASTI Products or the other activities contemplated hereunder.

5.      REPORTS AND RECORDS.

        5.1 PRODUCT RESEARCH AND DEVELOPMENT PROGRAM REPORTS. Within 45 days after the end of each calendar quarter, Allergan shall provide to ASTI, and ASTI shall require each third party engaged by ASTI pursuant to Section 3.1 to provide to ASTI and to Allergan, a reasonably detailed report setting forth (a) a summary of the work performed hereunder by Allergan or such third party, as appropriate, and its employees and agents during such quarter; and (b) the total Research and Development Costs of such activities during such quarter and cumulatively to date, for each Work Plan.




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        5.2 AVAILABLE FUNDS STATEMENT. Within 45 days after the end of each calendar quarter, ASTI shall provide to Allergan a statement setting forth, as of the end of such quarter, the Available Funds remaining.

        5.3 PAYMENT REPORTS. Within 90 days after the end of each calendar quarter for which payments are due under Section 7.4, Allergan shall render an accounting to ASTI, on a product-by-product and country-by-country basis, with respect to all payments due for such quarter under Section 7.4. Such report shall indicate, for such quarter, the quantity and dollar amount of Net Sales of, and Sublicensing Revenues with respect to, each Developed Technology Product and each Pre-Selection Product by Allergan and its Affiliates, sublicensees, distributors and marketing partners (and their Affiliates), with respect to which payments are due; provided, however, that if Allergan shall not have received from any foreign sublicensee, distributor or marketing partner a report of its (and its Affiliates') sales for such quarter, then such sales shall be included in the next quarterly report, and payments with respect to such report shall be due in the next quarter. In case no payment is due for any calendar quarter, Allergan shall so report. Allergan shall keep accurate records in sufficient detail to enable the payments due hereunder to be determined.

        5.4 RECORDS; REVIEW BY ACCOUNTANTS. Each of ASTI and Allergan shall keep and maintain, in accordance with generally accepted accounting principles, proper and complete records and books of account documenting all Research and Development Costs and amounts paid or payable by Allergan to ASTI under this Agreement, in the case of Allergan, and remaining Available Funds, in the case of ASTI. Each of ASTI and Allergan shall have the right, once in each calendar year during regular business hours and upon reasonable notice to the other party, and at its own expense, to examine or to have examined by a certified public accountant or similar person reasonably acceptable to the other party, pertinent books and records of one another, for the sole purpose of determining the correctness of amounts invoiced, paid or due under this Agreement and the application of Available Funds by ASTI. Such examination shall take place not later than two years following the year in question, and only one examination may take place with respect to any period as to which such books and records are examined. Each party shall obtain, for itself and for the other party, similar reasonable rights to audit the Research and Development Costs of, and payments with respect to Net Sales by, each third party engaged by ASTI pursuant to
Section 3.1 or appointed or permitted by Allergan to commercialize any product as to which payments are due to ASTI hereunder.

6.      TECHNOLOGY LICENSED FOR DEVELOPMENT.

        6.1 LICENSE TO USE ALLERGAN TECHNOLOGY. ASTI hereby grants to Allergan a sublicense to use the Allergan Technology and the Developed Technology solely for the purpose of conducting the activities contemplated hereunder.




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        6.2 TERMINATION OF LICENSE. Termination of the license granted under the
Technology License Agreement automatically shall terminate the sublicense to the Allergan Technology granted to Allergan pursuant to Section 6.1.

7. OWNERSHIP OF ASTI PRODUCTS AND DEVELOPED TECHNOLOGY; PATENTS; PAYMENTS TO
ASTI.

        7.1 OWNERSHIP OF ASTI PRODUCTS. Unless ASTI agrees otherwise, all ASTI Products will be owned by ASTI or, in the case of a product licensed from a third party (or a product incorporating a Therapeutic Agent licensed from a third party), exclusively licensed to ASTI on a worldwide basis, with the right to sublicense, and otherwise on terms granting rights substantially similar to those rights ASTI would have as an owner, in either case subject to the License Option.

        7.2 OWNERSHIP OF DEVELOPED TECHNOLOGY. As between Allergan and ASTI, Allergan shall own all Developed Technology, subject to the Technology License Agreement.

        7.3 PATENTS COVERING DEVELOPED TECHNOLOGY. Allergan shall determine whether and to what extent to seek and maintain United States and/or foreign patents covering any Developed Technology. Any such patents and applications therefor shall be in Allergan's name and shall be owned by Allergan. In the event that Allergan declines to seek patent protection for any Developed Technology, ASTI will not have the right to do so. ASTI and Allergan each shall pay one-half of the costs of obtaining and maintaining any such patents during the term of this Agreement.

        7.4 PAYMENTS BASED ON SALES OF DEVELOPED TECHNOLOGY PRODUCTS AND PRE-SELECTION PRODUCTS.

            (a) Allergan shall pay Developed Technology Royalties to ASTI, on a country-by-country basis, equal to the sum of (i) 1% of Allergan's Net Sales in the relevant country of each Developed Technology Product plus (ii) 10% of any Sublicensing Revenues with respect to such Developed Technology Product. Only one payment under this Section 7.4 shall be payable by Allergan to ASTI with respect to Net Sales of each Developed Technology Product in any country, regardless of the number of patents covering such Developed Technology Product in such country. Subject to Section 7.5, payments with respect to sales of a Developed Technology Product in any country shall be made by Allergan until the expiration of the last to expire of the patent or patents covering such Developed Technology Product in any country.

            (b) Allergan shall make Pre-Selection Product Payments to ASTI equal to the sum of (i) 1% of Allergan's Net Sales of each Pre-Selection Product plus
(ii) 10% of any Sublicensing Revenues with respect to such Pre-Selection Product. Subject to




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Section 7.5, payments with respect to sales of a Pre-Selection Product shall be made by Allergan until seven years after the first commercial sale of such Pre-Selection Product in the first Major Market Country in which such product is commercially sold.

            (c) In determining payments due under this Section 7.4, Net Sales by Allergan shall be reduced by the dollar amount of any license or similar payments made by or due from Allergan or its Affiliates to third parties with respect to any such sales of such Developed Technology Product or Pre-Selection Product. If license or similar payments are made to third parties with respect to sales of such products and to sales of other products, Allergan shall allocate such payments, if necessary, in a commercially reasonable manner.

            (d) Notwithstanding the foregoing, if a product is both a Developed Technology Product and a Pre-Selection Product, amounts payable under this
Section 7.4 with respect to such product for any period of time shall be limited to the sum of (i) 1% of Allergan's Net Sales plus (ii) 10% of any Sublicensing Revenues.

        7.5 BUY-OUT OF PAYMENTS BASED ON SALES OF DEVELOPED TECHNOLOGY PRODUCTS AND PRE-SELECTION PRODUCTS.

            (a) Allergan shall have the option with respect to each Developed Technology Product and each Pre-Selection Product, in its discretion, at any time after the end of the twelfth calendar quarter during which such product was commercially sold in a country, to buy out its remaining obligation to make payments under Section 7.4 with respect to sales of such Developed Technology Product or Pre-Selection Product in such country. The buy out price shall be an amount equal to 15 times the payments made by or due from Allergan to ASTI under
Section 7.4 with respect to sales of such Developed Technology Product or Pre-Selection Product in such country for the four calendar quarters immediately preceding the quarter in which the buy out option is exercised.

            (b) Allergan shall have the option with respect to each Developed Technology Product and each Pre-Selection Product, in its discretion, at any time after the end of the twelfth calendar quarter during which such product was commercially sold in either the United States or two other Major Market Countries, to buy out its remaining worldwide obligations to make payments under
Section 7.4 with respect to sales of such Developed Technology Product or Pre-Selection Product. The buyout price shall be an amount equal to (i) 20 times
(A) the payments made by or due from Allergan to ASTI under Section 7.4 with respect to sales of such Developed Technology Product or Pre-Selection Product, plus (B) such payments as would have been made by or due from Allergan to ASTI if Allergan had not exercised any country-specific buy-out option with respect to such Developed Technology Product or Pre-Selection Product, in each case, for the four calendar quarters immediately preceding the quarter in which the buy-out option




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is exercised, less (ii) any amounts previously paid to exercise any country-
specific buy-out option with respect to such Developed Technology Product or Pre-Selection Product.

        7.6 PAYMENTS. Payments shown by each calendar quarter report described in Section 5.3 to have accrued shall be due and payable on the date the report is due and shall be paid in United States dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof shall be deducted from such payments and shall be paid by Allergan to the proper taxing authorities, and proof of payment shall be secured and sent to ASTI as evidence of such payment. The rate of exchange to be used in computing the amount of United States dollars due to ASTI in satisfaction of payment obligations with respect to sales in foreign countries shall be calculated by converting the amount due in such foreign currency into United States dollars based on the rate for the purchase of United States dollars with such currency as published in the Wall Street Journal on the last business day of the calendar quarter for which payment is being made.

        7.7 CERTAIN FOREIGN PAYMENTS. If governmental regulations prevent remittance from any foreign country of any amounts due under Section 7.4 with respect to that country, Allergan shall so notify ASTI in writing, and the obligation under this Agreement to make payments with respect to sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible. ASTI shall have the right, upon written notice to Allergan, to receive payment in any such country in the local currency.

        7.8 LATE PAYMENTS. Any payments due hereunder that are not made when due shall accrue interest at the lesser of 10% per annum or the maximum rate as may be allowed by law, beginning on the date when ASTI notifies Allergan that such payments are overdue.

8.      ACCESS TO INFORMATION; CONFIDENTIALITY.

        8.1 ACCESS. Subject to the terms of this Agreement, each party shall be permitted access to the premises of the other during normal business hours, for the purpose of monitoring the progress of activities under this Agreement. Each party shall keep full and complete records and notebooks containing all experiments performed during its work under this Agreement and the results thereof. Such items and copies of all documentation shall be available during normal business hours for inspection by the other party. In addition, each party shall provide to the other such other information as reasonably may be requested.

        8.2 THIRD PARTIES. ASTI and Allergan shall cause each third party engaged pursuant to Section 3.1 or 3.2 to provide access similar to that to be provided pursuant to Section 8.1, for the benefit of both ASTI and Allergan.




                                      12.

        8.3 PRODUCT LISTS. Allergan shall maintain a complete list of ASTI Products, Developed Technology Products and Pre-Selection Products at all times. Confirmation of the completeness and accuracy of such list shall be made at any time upon the reasonable request of ASTI.

        8.4 CONFIDENTIALITY. During the term of this Agreement and for a period of ten years following its termination, each party shall maintain in confidence all Proprietary Rights of the other; provided, however, that nothing contained herein shall prevent either party from disclosing any Proprietary Rights to the extent that such Proprietary Rights (a) are required to be disclosed in connection with researching and developing ASTI Products, conducting Pre-Selection Work, conducting related activities, securing necessary governmental authorization for the marketing of ASTI Products or Pre-Selection Products, or directly or indirectly making, using or selling ASTI Products or Pre-Selection Products, as permitted or provided for in the agreements between the parties, (b) are required to be disclosed by law for the purpose of complying with governmental regulations, (c) are disclosed to sublicensees, distributors or marketing partners or potential sublicenses, distributors or marketing partners permitted under the agreements between the parties in connection with the proposed or actual research, development, manufacturing or marketing of ASTI Products or Pre-Selection Products, subject to similar obligations of confidentiality on the part of such third parties as required by the agreements between the parties, (d) are known to or used by the recipient prior to the date hereof (other than through disclosure by or on behalf of the other party) as evidenced by the recipient's written records, (e) are lawfully disclosed to the recipient by a third party having the right to disclose such information to the recipient, or (f) either before or after the time of disclosure to the recipient, become known to the public other than by an unauthorized act or omission of the recipient or any of the recipient's employees or agents; provided that clause (d) does not give Allergan the right to disclose Proprietary Rights that relate exclusively to ASTI Products; provided further that, ASTI may disclose Allergan Proprietary Rights to third parties only in accordance with the provisions of Section 10.3 hereof and in accordance with the provisions of the Technology License Agreement. The obligations of each of the parties pursuant to this Section 8.4 shall survive the termination of this Agreement for any reason. Any breach of this Section 8.4 may result in irreparable harm, and in the event of a breach, the aggrieved party shall be entitled to seek injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity.

9.      PUBLIC DISCLOSURE.

        9.1 PUBLIC DISCLOSURE. The parties will work together with respect to public statements disclosing the status of and results under Product Research and Development Programs and related matters. Except to the extent previously disclosed pursuant to the terms hereof, neither party shall disclose to third parties nor originate any publicity, news




                                      13.

release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to activities conducted, or the parties' performance under, this Agreement, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

10.     COVENANTS.

        10.1 USE OF AVAILABLE FUNDS. Unless Allergan agrees otherwise, ASTI agrees to expend all Available Funds for activities undertaken pursuant to this Agreement. Pending application of all Available Funds as set forth above, Available Funds shall be invested in securities issued or guaranteed as to principal and interest by the United States, or by a person controlled or supervised by or acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing, or any other types of high quality marketable investment securities that are proposed by ASTI and are approved by Allergan in its sole discretion.

        10.2 NEGATIVE PLEDGE. ASTI shall not create, incur, assume or suffer to exist any lien upon or with respect to, or otherwise take any action with respect to, Available Funds so as to prevent or interfere with full expenditure of such funds for activities under this Agreement in accordance with Section 10.1.

        10.3 NO INCONSISTENT AGREEMENTS. Without the written consent of Allergan, ASTI shall not enter into any agreement or arrangement that is in any way inconsistent with or that could adversely affect Allergan Technology or Allergan's rights under any agreement between Allergan and ASTI, or that is in any way inconsistent with or that could adversely affect Allergan's rights as holder of the Class B Common Stock of ASTI. ASTI must include in any agreement between ASTI and a third party relating to ASTI Products and/or activities hereunder such provisions as Allergan reasonably deems appropriate to protect Allergan Technology and to protect Allergan's rights under any agreement between Allergan and ASTI and as a holder of the Class B Common Stock of ASTI (including Allergan's rights under the Purchase Option).

11.     EFFECTIVE DATE;  TERM AND TERMINATION.

        11.1 EFFECTIVE DATE. The effective date of this Agreement shall be the date of the Distribution.




                                      14.

        11.2 AUTOMATIC TERMINATION. This Agreement shall terminate upon exercise or expiration of the Purchase Option, except that Allergan's obligations to make payments to ASTI with respect to Developed Technology Products and Pre-Selection Products shall continue after expiration of the Purchase Option as provided in
Section 7 hereof.

        11.3 OTHER TERMINATION. Either party may, in its discretion, terminate this Agreement in the event that the other party:

            (a) breaches any material obligation hereunder or under the Technology License Agreement, the License Option Agreement, or any license thereunder, and such breach continues for a period of 60 days after written notice thereof by the terminating party to the other party; or

            (b) enters into any proceeding, whether voluntary or otherwise, in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of its assets or any other proceeding under any law for the relief of creditors, or makes an assignment for the benefit of its creditors.

12.     FORCE MAJEURE.

        12.1 FORCE MAJEURE. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

13.     MISCELLANEOUS.

        13.1 WAIVER, REMEDIES AND AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of any other term or condition of this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.




                                      15.

        13.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that Allergan may assign such rights and obligations hereunder to an Affiliate of Allergan or to any person or entity with which Allergan is merged or consolidated or which acquires all or substantially all of the assets of Allergan.

        13.3 DISPUTE RESOLUTION. In the event of any dispute, the parties shall refer such dispute to the CEO of ASTI and the CEO of Allergan for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired California Superior Court Judge at J.A.M.S./Endispute located in Orange, California, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys' fees and costs to the prevailing party.

        13.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.

        13.6 HEADINGS. The section headings contained in sections of this Agreement are included for convenience only and form no part of the Agreement between the parties.

        13.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail, postage prepaid, and addressed as follows:

               If to Allergan:      Allergan, Inc.
                                    2525 Dupont Drive
                                    Irvine, CA 92715
                                    Facsimile: (714) 246-4774
                                    Attention:  Corporate Vice President,
                                                General Counsel




                                      16.

               If to ASTI:          Allergan Specialty Therapeutics, Inc.
                                    2525 Dupont Drive
                                    Irvine, CA 92612
                                    Facsimile: (714) 246-4774
                                    Attention:  President and Chief
                                                Executive Officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section 13.7.

        13.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

        13.9 RELATIONSHIP OF THE PARTIES. For purposes of this Agreement, ASTI and Allergan shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute ASTI and Allergan as partners, joint venturers, coowners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume or be liable for any liabilities or obligations of the other party, whether past, present or future.

        13.10 SURVIVAL. The provisions of Sections 1, 7, 8.3, 8.4, 11, 13.1, 13.3, 13.5, 13.6, 13.7, 13.8, 13.9, and this Section 13.10, and of Sections 4 and 5 to the extent of obligations under such sections relating to periods prior to termination of this Agreement, shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.




                                      17.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.



                                       ALLERGAN, INC.



                                       By: ____________________________________

                                       Title: _________________________________





                                       ALLERGAN SPECIALTY THERAPEUTICS, INC.



                                       By: ____________________________________

                                       Title: _________________________________







                                      18.

                                    EXHIBIT A

                  CALCULATION OF RESEARCH AND DEVELOPMENT COSTS

        Allergan shall charge ASTI for both "direct" and "indirect" Research and Development Costs based on Allergan's internal R&D Project Accounting System or such other comparable successor system as Allergan may use to gather such costs. Direct costs include third party contract costs, such as those expenses paid to outside vendors which can be directly identified to a specific research and development program or project (see Exhibit A1). Indirect costs include the fully absorbed cost of labor (labor plus overhead) which can be specifically identified with or physically traced to a project using the Allergan Project Reporting System. The allocation of such indirect costs is based on timecards which all Allergan R&D employees who work directly on research and development projects complete each month (see Exhibit A2).

        In order to fully and fairly allocate all allocable overhead to projects undertaken by Allergan hereunder, an amount equal to 10% of the total Research and Development Costs determined in accordance with the above provisions (exclusive of the costs charged to Allergan or ASTI pursuant to contracts with third parties for the performance of services related to research and development hereunder) will also be added to the amount charged to ASTI.








                                      19.

                                   EXHIBIT A1

                      RESEARCH AND DEVELOPMENT DIRECT COSTS

The following is a list of the types of expenses which are considered as "direct" in Exhibit A and would be billable to ASTI when they can be directly identified with ASTI research and development:

Collaborative research agreement payments
Payments for compound supply
Payments for biologicals
Payments for chemical precursors
Payment for clinical studies
Payment for toxicological, pharmacokinetic studies and other outside services Payment for other Allergan functions (non-R&D) which provide services
Payment for research grants
Payment for consulting services
Hiring expenses for people who will work predominantly on ASTI projects Milestone payments to third parties
Project travel, entertainment and related expenses
Capital equipment purchased exclusively for ASTI projects
Miscellaneous project expenses
Regulatory and filing fees
Telephone and communications
Patent and trademark expenses
Software










                                      20.

                                   EXHIBIT A2

                     RESEARCH AND DEVELOPMENT INDIRECT COSTS

The following is a list of the types of expenses which are considered as "indirect" in Exhibit A and would be billable to ASTI when they can be identified with ASTI research and development:

Salaries and fringe benefits of people working directly on ASTI projects Salaries and fringe benefits of people managing and supporting those working directly on ASTI projects

General supplies and chemicals
General Information Systems and communications support
General equipment depreciation
General facilities depreciation, utilities, rent
Miscellaneous indirect expenses
Miscellaneous general and administrative expenses











                                      21.

                                    EXHIBIT B

                               PRE-SELECTION WORK



During the period from the date on which ALRT ceased funding (October 23, 1997) through March 31, 1998, ASTI shall, in addition to funding research and development of the four initial ASTI Products, fund research and development of certain classes of receptor-selective and function-selective retinoid compounds as well as compounds for use in the field of ion channel blockers, including compounds that may shut down the operation of voltage-activated sodium channels and/or NMDA channels, for the treatment of ophthalmic diseases and disorders. It is anticipated that the total Research and Development Costs to be incurred in connection with such additional research and development will be between $4 million and $5 million during such period.
















                                      22.